Exhibit 99.1

South Plains Financial, Inc. Reports Second Quarter 2023 Financial Results

LUBBOCK, Texas, July 25, 2023 (GLOBE NEWSWIRE) – South Plains Financial, Inc. (NASDAQ:SPFI) (“South Plains” or the “Company”), the parent company of City Bank (“City Bank” or the “Bank”), today reported its financial results for the quarter ended June 30, 2023.

Second Quarter 2023 Highlights

●	Net income for the second quarter of 2023 was $29.7 million, compared to $9.2 million for the first quarter of 2023 and $15.9 million for the second quarter of 2022.
●	Diluted earnings per share for the second quarter of 2023 was $1.71, compared to $0.53 for the first quarter of 2023 and $0.88 for the second quarter of 2022.
●
Excluding one-time gains net of charges related to the sale of Windmark ($22.9 million net of tax) and the loss from repositioning of the securities portfolio ($2.7 million net of tax), second quarter 2023 diluted earnings per share was $0.55

●
Deposits grew $66.5 million, or 1.9%, to $3.57 billion during the second quarter of 2023, as compared to March 31, 2023; an estimated 16% of deposits at June 30, 2023 were uninsured or uncollateralized.

●	Average cost of deposits for the second quarter of 2023 was 169 basis points, compared to 136 basis points for the first quarter of 2023 and 27 basis points for the second quarter of 2022.
●	Net interest margin, calculated on a tax-equivalent basis, was 3.65% for the second quarter of 2023, compared to 3.75% for the first quarter of 2023.
●	Loans held for investment grew $190.4 million, or 6.8%, during the second quarter of 2023, compared to March 31, 2023.
●	Provision for credit losses was $3.7 million in the second quarter of 2023, compared to $1.0 million in the first quarter of 2023 and no provision for the second quarter of 2022.
●	Nonperforming assets to total assets were 0.51% at June 30, 2023, compared to 0.19% at March 31, 2023 and 0.20% at June 30, 2022.
●	Return on average assets for the second quarter of 2023 was 2.97% annualized, compared to 0.95% annualized for the first quarter of 2023 and 1.60% annualized for the second quarter of 2022.
●	Tangible book value (non-GAAP) per share was $21.82 as of June 30, 2023, compared to $20.19 as of March 31, 2023 and $19.50 as of June 30, 2022.
●
Liquidity - available borrowing capacity of $1.82 billion through the Federal Home Loan Bank of Dallas, the Federal Reserve’s Discount Window, and access to the Federal Reserve’s Bank Term Funding Program at June 30, 2023.

●
Capital - total risk-based capital ratio – 16.75%, Tier 1 risk-based capital ratio – 13.37%, Common Equity Tier 1 risk-based capital ratio – 12.11%, and Tier 1 leverage ratio - 11.68%, all at June 30, 2023 and significantly exceeding the minimum regulatory levels necessary to be deemed “well-capitalized.”

●
As previously announced, on April 1, 2023, the sale of City Bank’s formerly wholly owned subsidiary, Windmark Insurance Agency, Inc. (“Windmark”) to Alliant Insurance Services in an all cash transaction was completed.

Curtis Griffith, South Plains’ Chairman and Chief Executive Officer, commented, “Our second quarter results demonstrate the strength of the Bank and the resiliency of our markets as we maintained core deposits while our non-interest bearing deposits remained relatively steady, which is quite an accomplishment in this challenging environment. Additionally, we were able to maintain our net interest margin at March’s level of 3.65% through the second quarter as higher loan yields are offsetting the rise in our cost of funds. We have also maintained a strong liquidity and capital position which was further bolstered by the sale of Windmark in April. Given the large one-time gain that was recognized, we made the strategic decision to sell $56 million of securities having recorded a realized loss of $3.4 million. We believe this was a tax efficient transaction which will boost our earnings in future quarters as we have reinvested the proceeds into higher yielding loans through the quarter. While we continue to deliver strong results, we believe our shares are trading below intrinsic value. As a result, our board of directors authorized a $15 million stock repurchase program in May and we subsequently bought back approximately 113,000 shares during the remainder of the quarter.”

Results of Operations, Quarter Ended June 30, 2023

Net Interest Income

Net interest income was $34.6 million for the second quarter of 2023, compared to $34.3 million for the first quarter of 2023 and $37.1 million for the second quarter of 2022. Net interest margin, calculated on a tax-equivalent basis, was 3.65% for the second quarter of 2023, compared to 3.75% for the first quarter of 2023 and 4.02% for the second quarter of 2022. The average yield on loans was 5.94% for the second quarter of 2023, compared to 5.78% for the first quarter of 2023 and 5.57% for the second quarter of 2022. The average cost of deposits was 169 basis points for the second quarter of 2023, which is 33 basis points higher than the first quarter of 2023 and 142 basis points higher than the second quarter of 2022.

Interest income was $50.8 million for the second quarter of 2023, compared to $47.4 million for the first quarter of 2023 and $40.8 million for the second quarter of 2022. Interest income increased $3.4 million in the second quarter of 2023 from the first quarter of 2023, which was mainly comprised of an increase of $3.3 million in loan interest income. The growth in loan interest income was primarily due to an increase of $115.2 million in average loans outstanding and the rising short-term interest rate environment, as the yield on loans rose 16 basis points. Interest income increased $10.1 million in the second quarter of 2023 compared to the second quarter of 2022. This increase was primarily due to an increase of average loans of $344.8 million and higher market interest rates during the period, partially offset by $4.4 million of interest income received related to four credits for the recovery of interest on previously charged-off credits, purchase discount principal recovery, and prepayment penalties during the second quarter of 2022.

Interest expense was $16.2 million for the second quarter of 2023, compared to $13.1 million for the first quarter of 2023 and $3.6 million for the second quarter of 2022. Interest expense increased $3.1 million compared to the first quarter of 2023 and $12.6 million compared to the second quarter of 2022, primarily as a result of significantly rising short-term interest rates on interest-bearing liabilities, with the increase being mainly comprised of interest expense on deposits. Additionally, interest-bearing deposits have grown during both of the period comparisons.

Noninterest Income and Noninterest Expense

Noninterest income was $47.1 million for the second quarter of 2023, compared to $10.7 million for the first quarter of 2023 and $18.8 million for the second quarter of 2022. The increase from the first quarter of 2023 was primarily due to the $33.5 million gain on sale of Windmark and an increase of $3.0 million in mortgage banking activities revenue, partially offset by a reduction of $1.4 million in income from insurance activities due to the sale of Windmark. The increase in mortgage banking activities revenues was mainly the result of a $400 thousand fair value write-up of the mortgage servicing rights portfolio compared to the write-down of $2.0 million in the first quarter of 2023 and an increase of $45.9 million in mortgage loans originated for sale. Additionally, bank card services and interchange revenue increased $1.1 million for the second quarter of 2023 compared to the first quarter of 2022 mainly as a result of continued growth in customer card usage and incentives received during the period. The increase in noninterest income for the second quarter of 2023 as compared to the second quarter of 2022 was primarily due to the $33.5 million gain on sale of Windmark noted above, partially offset by a reduction of $1.5 million in income from insurance activities due to the sale of Windmark and a decrease of $3.4 million in mortgage banking revenues as originations of mortgage loans held for sale declined $74.5 million.

Noninterest expense was $40.5 million for the second quarter of 2023, compared to $32.4 million for the first quarter of 2023 and $36.1 million for the second quarter of 2022. The $8.1 million increase from the first quarter of 2023 was largely the result of $4.5 million in personnel and transaction expenses as part of the Windmark sale plus related incentive compensation and a $3.4 million loss on the sale of securities. The increase in noninterest expense for the second quarter of 2023 as compared to the second quarter of 2022 was primarily driven by the $4.5 million in Windmark transaction and related personnel expenses, the $3.4 million loss on sale of securities, partially offset by a reduction of $1.1 million in mortgage personnel costs due to the decline in mortgage loan originations and a decrease of $759 thousand in legal expenses incurred largely as a result of a vendor dispute, which was resolved and accounted for by the end of 2022.

Loan Portfolio and Composition

Loans held for investment were $2.98 billion as of June 30, 2023, compared to $2.79 billion as of March 31, 2023 and $2.58 billion as of June 30, 2022. The $190.4 million, or 6.8%, increase during the second quarter of 2023 as compared to the first quarter of 2023 remained relationship-focused and occurred primarily in commercial real estate loans, residential mortgage loans, seasonal agricultural loans, and energy loans. As of June 30, 2023, loans held for investment increased $398.6 million, or 15.4% year over year, from June 30, 2022, primarily attributable to strong organic loan growth.

Deposits and Borrowings

Deposits totaled $3.57 billion as of June 30, 2023, compared to $3.51 billion as of March 31, 2023 and $3.43 billion as of June 30, 2022. Deposits increased by $66.5 million, or 1.9%, in the second quarter of 2023 from March 31, 2023. As of June 30, 2023, deposits increased $148.7 million, or 4.3% year over year, from June 30, 2022. Noninterest-bearing deposits were $1.10 billion as of June 30, 2023, compared to $1.11 billion as of March 31, 2023 and $1.20 billion as of June 30, 2022. Noninterest-bearing deposits represented 30.8% of total deposits as of June 30, 2023. The quarterly growth in deposits was mainly the result of an increase of $81 million in brokered deposits, partially offset by a reduction of $67 million in our public fund deposits. The year-over-year increase in deposits is primarily a result of the noted growth in the second quarter of 2023 and the overall focus on liquidity.

Asset Quality

The Company recorded a provision for credit losses in the second quarter of 2023 of $3.7 million, compared to $1.0 million in the first quarter of 2023 and no provision in the second quarter of 2022. The provision during the second quarter of 2023 was largely attributable to growth in loans held for investment and an increase of $1.3 million in specific reserves. The change in specific reserves was primarily related to a $13.3 million previously-classified relationship that was placed on nonaccrual in May 2023. Classified loans declined $3.5 million during the second quarter of 2023 to $67.4 from $70.9 million at March 31, 2023.

The ratio of allowance for credit losses to loans held for investment was 1.45% as of June 30, 2023, compared to 1.42% as of March 31, 2023 and 1.54% as of June 30, 2022.

The ratio of nonperforming assets to total assets as of June 30, 2023 was 0.51%, compared to 0.19% as of March 31, 2023 and 0.20% at June 30, 2022. Annualized net charge-offs (recoveries) were 0.05% for the second quarter of 2023, compared to 0.09% for the first quarter of 2023 and (0.02)% for the second quarter of 2022. The increase in nonperforming assets was a result of the $13.3 million relationship noted above.

Capital

Book value per share increased to $23.13 at June 30, 2023, compared to $21.57 at March 31, 2023. The growth was driven by an increase of $27.5 million of net income after dividends paid, partially offset by $2.5 million in share repurchases.

Conference Call

South Plains will host a conference call to discuss its second quarter 2023 financial results today, July 25, 2023, at 5:00 p.m., Eastern Time. Investors and analysts interested in participating in the call are invited to dial 1-877-407-9716 (international callers please dial 1-201-493-6779) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call and conference materials will be available on the Company’s website at https://www.spfi.bank/news-events/events.

A replay of the conference call will be available within two hours of the conclusion of the call and can be accessed on the investor section of the Company’s website as well as by dialing 1-844-512-2921 (international callers please dial 1-412-317-6671). The pin to access the telephone replay is 13739671. The replay will be available until August 8, 2023.

About South Plains Financial, Inc.

South Plains is the bank holding company for City Bank, a Texas state-chartered bank headquartered in Lubbock, Texas. City Bank is one of the largest independent banks in West Texas and has additional banking operations in the Dallas, El Paso, Greater Houston, the Permian Basin, and College Station, Texas markets, and the Ruidoso, New Mexico market. South Plains provides a wide range of commercial and consumer financial services to small and medium-sized businesses and individuals in its market areas. Its principal business activities include commercial and retail banking, along with investment, trust and mortgage services. Please visit https://www.spfi.bank for more information.

Non-GAAP Financial Measures

Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures include Tangible Book Value Per Share, Tangible Common Equity to Tangible Assets, and Pre-Tax, Pre-Provision Income. The Company believes these non-GAAP financial measures provide both management and investors a more complete understanding of the Company’s financial position and performance. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures.

We classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the United States in our statements of income, balance sheets or statements of cash flows. Not all companies use the same calculation of these measures; therefore, this presentation may not be comparable to other similarly titled measures as presented by other companies.

A reconciliation of non-GAAP financial measures to GAAP financial measures is provided at the end of this press release.

Available Information

The Company routinely posts important information for investors on its web site (under www.spfi.bank and, more specifically, under the News & Events tab at www.spfi.bank/news-events/press-releases). The Company intends to use its web site as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD (Fair Disclosure) promulgated by the U.S. Securities and Exchange Commission (the “SEC”). Accordingly, investors should monitor the Company’s web site, in addition to following the Company’s press releases, SEC filings, public conference calls, presentations and webcasts.

The information contained on, or that may be accessed through, the Company’s web site is not incorporated by reference into, and is not a part of, this document.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect South Plains’ current views with respect to future events and South Plains’ financial performance. Any statements about South Plains’ expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. South Plains cautions that the forward-looking statements in this press release are based largely on South Plains’ expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond South Plains’ control. Factors that could cause such changes include, but are not limited to, general economic conditions, potential recession in the United States and our market areas, the impacts related to or resulting from recent bank failures and any continuation of the recent uncertainty in the banking industry, including the associated impact to the Company and other financial institutions of any regulatory changes or other mitigation efforts taken by government agencies in response thereto, increased competition for deposits and related changes in deposit customer behavior, changes in market interest rates, the persistence of the current inflationary environment in the United States and our market areas, the uncertain impacts of ongoing quantitative tightening and current and future monetary policies of the Board of Governors of the Federal Reserve System, the effects of declines in housing prices in the United States and our market areas, increases in unemployment rates in the United States and our market areas, declines in commercial real estate prices, uncertainty regarding United States fiscal debt and budget matters, severe weather, natural disasters, acts of war or terrorism or other external events, regulatory considerations, competition and market expansion opportunities, changes in non-interest expenditures or in the anticipated benefits of such expenditures, and changes in applicable laws and regulations. Additional information regarding these risks and uncertainties to which South Plains’ business and future financial performance are subject is contained in South Plains’ most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q on file with the SEC, and other documents South Plains files with the SEC from time to time. South Plains urges readers of this press release to review the “Risk Factors” section of our most recent Annual Report on Form 10-K, as well as the “Risk Factors” section of other documents South Plains files or furnishes with the SEC from time to time, which are available on the SEC’s website, www.sec.gov. Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements due to additional risks and uncertainties of which South Plains is not currently aware or which it does not currently view as, but in the future may become, material to its business or operating results. Due to these and other possible uncertainties and risks, the Company can give no assurance that the results contemplated in the forward-looking statements will be realized and readers are cautioned not to place undue reliance on the forward-looking statements contained in this press release. Any forward-looking statements presented herein are made only as of the date of this press release, and South Plains does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, new information, the occurrence of unanticipated events, or otherwise, except as required by law. All forward-looking statements, express or implied, included in the press release are qualified in their entirety by this cautionary statement.

Contact:	Mikella Newsom, Chief Risk Officer and Secretary
(866) 771-3347
investors@city.bank

Source: South Plains Financial, Inc.

South Plains Financial, Inc.
Consolidated Financial Highlights - (Unaudited)
(Dollars in thousands, except share data)

	As of and for the quarter ended
	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Selected Income Statement Data:
Interest income	$50,821	$47,448	$46,228	$41,108	$40,752
Interest expense	16,240	13,133	9,906	6,006	3,647
Net interest income	34,581	34,315	36,322	35,102	37,105
Provision for credit losses	3,700	1,010	248	(782)	-
Noninterest income	47,112	10,691	12,676	20,937	18,835
Noninterest expense	40,499	32,361	32,708	37,401	36,056
Income tax expense	7,811	2,391	3,421	3,962	4,001
Net income	29,683	9,244	12,621	15,458	15,883
Per Share Data (Common Stock):
Net earnings, basic	1.74	0.54	0.74	0.89	0.91
Net earnings, diluted	1.71	0.53	0.71	0.86	0.88
Cash dividends declared and paid	0.13	0.13	0.12	0.12	0.11
Book value	23.13	21.57	20.97	20.03	20.91
Tangible book value (non-GAAP)	21.82	20.19	19.57	18.61	19.50
Weighted average shares outstanding, basic	17,048,432	17,046,713	17,007,914	17,286,531	17,490,706
Weighted average shares outstanding, dilutive	17,386,515	17,560,756	17,751,674	17,901,899	18,020,548
Shares outstanding at end of period	16,952,072	17,062,572	17,027,197	17,064,640	17,417,094
Selected Period End Balance Sheet Data:
Cash and cash equivalents	295,581	328,002	234,883	329,962	375,690
Investment securities	628,093	698,579	701,711	711,412	763,943
Total loans held for investment	2,979,063	2,788,640	2,748,081	2,690,366	2,580,493
Allowance for credit losses	43,137	39,560	39,288	39,657	39,785
Total assets	4,150,129	4,058,049	3,944,063	3,992,690	3,974,724
Interest-bearing deposits	2,473,755	2,397,115	2,255,942	2,198,464	2,230,105
Noninterest-bearing deposits	1,100,767	1,110,939	1,150,488	1,262,072	1,195,732
Total deposits	3,574,522	3,508,054	3,406,430	3,460,536	3,425,837
Borrowings	122,447	122,400	122,354	122,307	122,261
Total stockholders’ equity	392,029	367,964	357,014	341,799	364,222
Summary Performance Ratios:
Return on average assets (annualized)	2.97%	0.95%	1.27%	1.53%	1.60%
Return on average equity (annualized)	31.33%	10.34%	14.33%	17.37%	16.96%
Net interest margin (1)	3.65%	3.75%	3.88%	3.70%	4.02%
Yield on loans	5.94%	5.78%	5.59%	5.12%	5.57%
Cost of interest-bearing deposits	2.45%	2.03%	1.52%	0.82%	0.42%
Efficiency ratio	49.39%	71.42%	66.35%	66.38%	64.11%
Summary Credit Quality Data:
Nonperforming loans	21,039	7,579	7,790	7,834	7,889
Nonperforming loans to total loans held for investment	0.71%	0.27%	0.28%	0.29%	0.31%
Other real estate owned	249	202	169	37	59
Nonperforming assets to total assets	0.51%	0.19%	0.20%	0.20%	0.20%
Allowance for credit losses to total loans held for investment	1.45%	1.42%	1.43%	1.47%	1.54%
Net charge-offs (recoveries) to average loans outstanding (annualized)	0.05%	0.09%	0.09%	(0.10)%	(0.02)%

	As of and for the quarter ended
	June 30 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Capital Ratios:
Total stockholders’ equity to total assets	9.45%	9.07%	9.05%	8.56%	9.16%
Tangible common equity to tangible assets (non-GAAP)	8.96%	8.54%	8.50%	8.00%	8.60%
Common equity tier 1 to risk-weighted assets	12.11%	11.92%	11.81%	11.67%	12.24%
Tier 1 capital to average assets	11.68%	11.22%	11.03%	10.95%	10.93%
Total capital to risk-weighted assets	16.75%	16.70%	16.58%	16.46%	17.32%

(1)	Net interest margin is calculated as the annual net interest income, on a fully tax-equivalent basis, divided by average interest-earning assets.

South Plains Financial, Inc.
Average Balances and Yields - (Unaudited)
(Dollars in thousands)

	For the Three Months Ended
	June 30, 2023			June 30, 2022

	Average Balance	Interest	Yield/Rate	Average Balance	Interest	Yield/Rate
Assets
Loans	$2,894,087	$42,872	5.94%	$2,549,264	$35,420	5.57%
Debt securities - taxable	575,983	5,365	3.74%	637,814	3,538	2.22%
Debt securities - nontaxable	210,709	1,403	2.67%	217,023	1,439	2.66%
Other interest-bearing assets	149,996	1,484	3.97%	329,869	658	0.80%

Total interest-earning assets	3,830,775	51,124	5.35%	3,733,970	41,055	4.41%
Noninterest-earning assets	182,752			238,575

Total assets	$4,013,527			$3,972,545

Liabilities & stockholders’ equity
NOW, Savings, MMDA’s	$2,059,182	12,484	2.43%	$1,903,452	1,357	0.29%
Time deposits	299,358	1,949	2.61%	334,819	960	1.15%
Short-term borrowings	325	5	6.17%	4	-	0.00%
Notes payable & other long-term borrowings	-	-	0.00%	-	-	0.00%
Subordinated debt	76,031	1,013	5.34%	75,845	1,013	5.36%
Junior subordinated deferrable interest debentures	46,393	789	6.82%	46,393	317	2.74%

Total interest-bearing liabilities	2,481,289	16,240	2.63%	2,360,513	3,647	0.62%
Demand deposits	1,075,514			1,171,454
Other liabilities	76,727			64,933
Stockholders’ equity	379,997			375,645

Total liabilities & stockholders’ equity	$4,013,527			$3,972,545

Net interest income		$34,884			$37,408
Net interest margin (2)			3.65%			4.02%

(1)	Average loan balances include nonaccrual loans and loans held for sale.
(2)	Net interest margin is calculated as the annualized net interest income, on a fully tax-equivalent basis, divided by average interest-earning assets.

South Plains Financial, Inc.
Average Balances and Yields - (Unaudited)
(Dollars in thousands)

	For the Six Months Ended
	June 30, 2023			June 30, 2022

	Average Balance	Interest	Yield/Rate	Average Balance	Interest	Yield/Rate
Assets
Loans	$2,836,482	$82,474	5.86%	$2,515,934	$64,799	5.19%
Debt securities - taxable	580,705	10,605	3.68%	579,243	5,892	2.05%
Debt securities - nontaxable	211,950	2,815	2.68%	217,672	2,887	2.67%
Other interest-bearing assets	155,976	2,979	3.85%	398,670	862	0.44%

Total interest-earning assets	3,785,113	98,873	5.27%	3,711,519	74,440	4.04%
Noninterest-earning assets	186,114			250,376

Total assets	$3,971,227			$3,961,895

Liabilities & stockholders’ equity
NOW, Savings, MMDA’s	$2,023,869	22,468	2.24%	$1,920,609	2,268	0.24%
Time deposits	291,677	3,335	2.31%	336,962	1,939	1.16%
Short-term borrowings	165	5	6.11%	4	-	0.00%
Notes payable & other long-term borrowings	-	-	0.00%	-	-	0.00%
Subordinated debt	76,008	2,025	5.37%	75,822	2,025	5.39%
Junior subordinated deferrable interest debentures	46,393	1,540	6.69%	46,393	548	2.38%

Total interest-bearing liabilities	2,438,112	29,373	2.43%	2,379,790	6,780	0.57%
Demand deposits	1,092,429			1,137,771
Other liabilities	69,443			57,887
Stockholders’ equity	371,243			386,447

Total liabilities & stockholders’ equity	$3,971,227			$3,961,895

Net interest income		$69,500			$67,660
Net interest margin (2)			3.70%			3.68%

(1)	Average loan balances include nonaccrual loans and loans held for sale.
(2)	Net interest margin is calculated as the annualized net interest income, on a fully tax-equivalent basis, divided by average interest-earning assets.

South Plains Financial, Inc.
Consolidated Balance Sheets
(Unaudited)
(Dollars in thousands)

	As of
	June 30, 2023	December 31, 2022

Assets
Cash and due from banks	$64,497	$61,613
Interest-bearing deposits in banks	231,084	173,270
Securities available for sale	628,093	701,711
Loans held for sale	22,158	30,403
Loans held for investment	2,979,063	2,748,081
Less: Allowance for credit losses	(43,137)	(39,288)
Net loans held for investment	2,935,926	2,708,793
Premises and equipment, net	56,416	56,337
Goodwill	19,315	19,508
Intangible assets	2,834	4,349
Mortgage servicing assets	26,658	27,474
Other assets	163,148	160,605
Total assets	$4,150,129	$3,944,063

Liabilities and Stockholders’ Equity
Noninterest-bearing deposits	$1,100,767	$1,150,488
Interest-bearing deposits	2,473,755	2,255,942
Total deposits	3,574,522	3,406,430
Subordinated debt	76,054	75,961
Junior subordinated deferrable interest debentures	46,393	46,393
Other liabilities	61,131	58,265
Total liabilities	3,758,100	3,587,049
Stockholders’ Equity
Common stock	16,952	17,027
Additional paid-in capital	111,133	112,834
Retained earnings	325,772	292,261
Accumulated other comprehensive income (loss)	(61,828)	(65,108)
Total stockholders’ equity	392,029	357,014
Total liabilities and stockholders’ equity	$4,150,129	$3,944,063

South Plains Financial, Inc.
Consolidated Statements of Income
(Unaudited)
(Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022

Interest income:
Loans, including fees	$42,864	$35,419	$82,461	$64,797
Other	7,957	5,333	15,808	9,035
Total interest income	50,821	40,752	98,269	73,832
Interest expense:
Deposits	14,433	2,317	25,803	4,207
Subordinated debt	1,013	1,013	2,025	2,025
Junior subordinated deferrable interest debentures	789	317	1,540	548
Other	5	-	5	-
Total interest expense	16,240	3,647	29,373	6,780
Net interest income	34,581	37,105	68,896	67,052
Provision for credit losses	3,700	-	4,710	(2,085)
Net interest income after provision for credit losses	30,881	37,105	64,186	69,137
Noninterest income:
Service charges on deposits	1,745	1,612	3,446	3,385
Income from insurance activities	37	1,577	1,448	3,147
Mortgage banking activities	5,258	8,669	7,544	22,306
Bank card services and interchange fees	4,043	3,478	6,999	6,700
Gain on sale of subsidiary	33,488	—	33,488	—
Other	2,541	3,499	4,878	6,994
Total noninterest income	47,112	18,835	57,803	42,532
Noninterest expense:
Salaries and employee benefits	23,437	21,990	42,691	44,693
Net occupancy expense	4,303	4,033	8,135	7,770
Professional services	1,716	2,647	3,364	5,272
Marketing and development	784	758	1,720	1,478
Other	10,259	6,628	16,950	14,767
Total noninterest expense	40,499	36,056	72,860	73,980
Income before income taxes	37,494	19,884	49,129	37,689
Income tax expense	7,811	4,001	10,202	7,528
Net income	$29,683	$15,883	$38,927	$30,161

South Plains Financial, Inc.
Loan Composition
(Unaudited)
(Dollars in thousands)

	As of
	June 30, 2023	December 31, 2022

Loans:
Commercial Real Estate	$1,006,909	$919,358
Commercial - Specialized	355,252	327,513
Commercial - General	551,096	484,783
Consumer:
1-4 Family Residential	522,472	460,124
Auto Loans	318,126	321,476
Other Consumer	79,795	81,308
Construction	145,413	153,519
Total loans held for investment	$2,979,063	$2,748,081

South Plains Financial, Inc.
Deposit Composition
(Unaudited)
(Dollars in thousands)

	As of
	June 30, 2023	December 31, 2022

Deposits:
Noninterest-bearing deposits	$1,100,767	$1,150,488
NOW & other transaction accounts	400,779	350,910
MMDA & other savings	1,751,029	1,618,833
Time deposits	321,947	286,199
Total deposits	$3,574,522	$3,406,430

South Plains Financial, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(Dollars in thousands)

	For the quarter ended
	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Pre-tax, pre-provision income
Net income	$29,683	$9,244	$12,621	$15,458	$15,883
Income tax expense	7,811	2,391	3,421	3,962	4,001
Provision for credit losses	3,700	1,010	248	-782	—

Pre-tax, pre-provision income	$41,194	$12,645	$16,290	$18,638	$19,884

Efficiency Ratio
Noninterest expense	$40,499	$32,361	$32,708	$37,401	$36,056

Net interest income	34,581	34,315	36,322	35,102	37,105
Tax equivalent yield adjustment	303	302	299	301	303
Noninterest income	47,112	10,691	12,676	20,937	18,835
Total income	81,996	45,308	49,297	56,340	56,243

Efficiency ratio	49.39%	71.42%	66.35%	66.38%	64.11%

Noninterest expense	$40,499	$32,361	$32,708	$37,401	$36,056
Less: Windmark transaction and related expenses	(4,532)	—	—	—	—
Less: net loss on sale of securities	(3,409)	—	—	—	—
Adjusted noninterest expense	32,558	32,361	32,708	37,401	36,056

Total income	81,996	45,308	49,297	56,340	56,243
Less: gain on sale of Windmark	(33,488)	—	—	—	—
Adjusted total income	48,508	45,308	49,297	56,340	56,243

Adjusted efficiency ratio	67.12%	71.42%	66.35%	66.38%	64.11%

	As of
	June 30, 2023	March 31, 2023	December 31, 2022		September 30, 2022		June 30, 2022
Tangible common equity
Total common stockholders’ equity	$392,029	$367,964	$	$ 357,014	$	$ 341,799	$	$ 364,222
Less: goodwill and other intangibles	(22,149)	(23,496)		(23,857)		(24,228)		(24,620)

Tangible common equity	$369,880	$344,468	$	$ 333,157	$	$ 317,571	$	$ 339,602

Tangible assets
Total assets	$4,150,129	$4,058,049	$	$ 3,944,063	$	$ 3,992,690	$	$ 3,974,724
Less: goodwill and other intangibles	(22,149)	(23,496)		(23,857)		(24,228)		(24,620)

Tangible assets	$4,127,980	$4,034,553	$	$ 3,920,206	$	$ 3,968,462	$	$ 3,950,104

Shares outstanding	16,952,072	17,062,572		17,027,197		17,064,640		17,417,094

Total stockholders’ equity to total assets	9.45%	9.07%		9.05%		8.56%		9.16%
Tangible common equity to tangible assets	8.96%	8.54%		8.50%		8.00%		8.60%
Book value per share	$23.13	$21.57		$20.97		$20.03		$20.91
Tangible book value per share	$21.82	$20.19		$19.57		$18.61		$19.50